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EXHIBIT 10.51

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made as of April 1, 2005, by Allis-Chalmers Energy Inc., a Delaware corporation ("Buyer"), Thomas A. Whittington, Sr., an individual resident in Lafayette, Louisiana ("Whittington"), Werlyn R. Bourgeois, an individual resident in Lafayette, Louisiana ("Bourgeois"), and SAM and D, LLC, a Louisiana limited liability company ("Whittington Co." and collectively with Whittington and Bourgeois, "Sellers").

                                 R E C I T A L S

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Delta Rental Service, Inc., a Louisiana corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "BALANCE SHEET"--as defined in Section 3.4.

         "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.


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         "BUYER"--as defined in the first paragraph of this Agreement.

         "CLOSING"--as defined in Section 2.3.

         "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         "COMPANY"--as defined in the Recitals of this Agreement.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

         (a)      the sale of the Shares by Sellers to Buyer;

         (b) the execution, delivery, and performance of the Promissory Note, the Employment Agreements, the Non-competition Agreements and the Sellers' Releases;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES"--as defined in Section 10.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "EMPLOYMENT AGREEMENTS"--as defined in Section 2.4(a)(iii).

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.



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         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

                           (a) advising appropriate authorities, employees, and
                  the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                           (b) preventing or reducing to acceptable levels the
                  release of pollutants or hazardous substances or materials into the Environment;



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                           (c) reducing the quantities, preventing the release,
                  or minimizing the hazardous characteristics of wastes that are generated;

                           (d) assuring that products are designed, formulated,
                  packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                           (e) protecting resources, species, or ecological
                  amenities;

                           (f) reducing to acceptable levels the risks inherent
                  in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                           (g) cleaning up pollutants that have been released,
                  preventing the threat of release, or paying the costs of such clean up or prevention; or

                           (h) making responsible parties pay private parties,
                  or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES"--any real or immovable property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;


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                  (c) governmental or quasi-governmental authority of any nature
                  (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

         "INTERIM BALANCE SHEET"--as defined in Section 3.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.



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         A Person (other than an individual) will be deemed to have "Knowledge"
         of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"--as defined in Section 3.13.


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         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROMISSORY NOTES"--as defined in Section 2.4(b)(ii).

         "RELATED PERSON"--with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
                  (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.


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         "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS"--as defined in the first paragraph of this Agreement.

         "SELLERS' RELEASES"--as defined in Section 2.4.

         "SHARES"--as defined in the Recitals of this Agreement.

         "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.


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2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1      SHARES

         Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         2.2      PURCHASE PRICE

         The purchase price (the "Purchase Price") for the Shares will be $5,850,000.

         2.3      CLOSING

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer at 5075 Westheimer, Suite 890, Houston, Texas 77056 and shall be effective for all purposes as of 12:01 a.m. Houston time on April 1, 2005, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4      CLOSING OBLIGATIONS

         At the Closing:

         (a)      Sellers will deliver to Buyer:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                  (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

                  (iii) employment agreements in the form of Exhibit 2.4(a)(iii), executed by Whittington and Bourgeois (collectively, "Employment Agreements"); and

                  (iv) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and


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         (b)      Buyer will deliver to Sellers:

                  (i) the following amounts by wire transfer to accounts specified by Bourgeois and Whittington Co., respectively:
                  $1,125,000.00 to Bourgeois, and $3,375,000.00 to Whittington Co.;

                  (ii) promissory notes payable to Whittington Co. and Bourgeois in the respective principal amounts of $262,500.00 and $87,500.00 in the form of Exhibit 2.4(b) (the "Promissory Notes");

                  (iii) the sum of $37,500.00 payable to Bourgeois via wire transfer to account specified by Bourgeois as a non-competition payment at Closing, and $112,500.00 payable to Whittington via wire transfer to account specified by Whittington as a non-competition payment at Closing;

                  (iv) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement;

                  (v) the Employment Agreements the terms of which have been negotiated by Whittington, Bourgeois and Buyer, and executed by Buyer; and

                  (vi) a total of $1,000,000.00 in shares of common stock, $.01 par value ("Common Stock") of Buyer calculated based on the average Closing price for the Common Stock on the American Stock Exchange for the ten (10) trading days immediately prior to the Closing. The shares of Common Stock shall be allocated to Whittington 75% of the Shares and 25% to Bourgeois and will be issued to said Sellers by the Buyer's transfer agent within two weeks following the Closing. At Closing, Whittington and Bourgeois will be provided copies of the Company's instruction letter to its transfer agent, Continental Stock Transfer and Trust Company.

         (c) Buyer hereby confirms that it shall cause the Company to continue to employ each employee listed in Part 3.20(a) of the Disclosure Letter ("Company Employee") on such terms and conditions as determined by Buyer in its sole discretion, provided, however, Whittington's and Bourgeois' employment with the Company will be in accordance with their respective Employment Agreements in
Section 2.4(a)(iii) hereof.

         (d) The Company Employees shall be provided medical insurance, access to a 401(k) plan and other benefits that Buyer's employees in other subsidiaries maintain upon the Closing. Service with the Company prior to Closing for Company Employees shall be counted, considered and aggregated with service to Buyer for purposes of eligibility and vesting under such plans.



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         (e) Buyer hereby recognizes that the Qualified Profit Sharing Plan of the Company was terminated effective March 31, 2005 and acknowledges and agrees that: (i) steps to carry out of the termination of the Qualified Profit Sharing Plan and the liquidation of the related trust shall be taken as soon as administratively feasible by Sellers at their expense, such to include the distribution of participant accounts in accordance with applicable Plan provisions; (ii) the Company shall be permitted to make any disclosed employer contributions into the Qualified Profit Sharing Plan on account of the plan year ended March 31, 2005; and (iii) the trustees of the Qualified Profit Sharing Plan and its related trust, as of its termination date, shall remain the trustees until the completion of, and remain responsible for the carrying out of, the termination and liquidation steps contemplated under this Section 2.4(e).

         2.5 FINANCIAL CONDITION REQUIREMENTS OF THE COMPANY; ADDITONAL PURCHASE PRICE

         (a) Buyer will cause Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, within forty-five (45) days after Closing to prepare a review of the Company's financial statements, to determine the (i) net working capital as of Closing, and (ii) the stockholder's equity as of the Closing ("Analysis"). The net working capital and stockholders' equity shall be determined in accordance with GAAP. Upon completion of the Analysis, Buyer and Sellers will be given a copy of the Analysis. The Analysis will include a list of the account receivables by name of customer, amount and invoice date and accounts payable listing and aging thereof included in the net working capital determination. The accounts receivable included in determining the net working capital shall only include those that are due and payable in full within ninety (90) days of the date of invoice or if over 90 days such accounts will be included only if Buyer agrees to their inclusion in the Analysis. In addition, as part of the Analysis, Buyer and Sellers will get a copy of the accounts payable listing used in the Analysis and the aging thereof.

         (b) Sellers covenant and agree that as of Closing the Company's stockholder's equity shall be at least $1,000,000, as determined in accordance with GAAP, and the Company will have no indebtedness as of the Closing, except for trade payables and accrued liabilities incurred in the Ordinary Course of Business. In addition, the determination of stockholders equity pursuant to the Analysis will be made following the payments by the Company as described in Part
3.10 of the Disclosure Letter. If the Analysis indicates that the stockholder's equity is not met, then Sellers will pay in cash to Buyer the amount necessary to equal the $1,000,000 in stockholder's equity in ten (10) days following notice hereof.

         (c) Sellers covenant and agree that as of Closing the Company will have at least $500,000 in net working capital of which at least $50,000 shall be in cash ("Net Working Capital Requirement"). If the Net Working Capital Requirement as indicated by the Analysis, exceeds $500,000 as of Closing, such excess amount over $500,000 shall be paid to Sellers by Buyer in the form of additional Purchase Price in cash within ten (10) days following receipt of the Analysis. Any payments to Sellers under this Section 2.5(c) shall be made 75% to Whittington Co. and 25% to Bourgeois. If the Analysis indicates that the Net Working Capital Requirement is not met, then Sellers will pay in cash to Buyer the amount necessary to equal the Net Working Capital Requirement in ten (10) days following receipt of the Analysis. The determination of net working capital pursuant to the Analysis will be made following the payments by the Company as described in Part 3.10 of the Disclosure Letter.


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         (d) Notwithstanding any provision in this Agreement to the contrary, the Buyer and Sellers agree and understand that any account receivable of the Company that is not included in determining the Net Working Capital Requirement because the account receivable is 90 days or more past due, or not requested to be included in the Analysis by Buyer, that any such excluded account(s) receivable shall be treated as additional Purchase Price only if such account receivable is collected by Buyer. If such account(s) receivable are collected by the Company after Closing, such collected account receivable proceeds will be delivered by Company to Whittington for the benefit of the Sellers. In the event such accounts receivable that are not included in the Analysis are not collected by the Company, then such accounts receivable shall be transferred to Whittington for the benefit of Sellers within 120 days after Closing. Whittington Co. and Bourgeois do hereby agree to such payment on their behalf.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

         3.1      ORGANIZATION AND GOOD STANDING

         (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is not qualified to do business as a foreign corporation under the laws of any other state or other jurisdiction, and based on the Company's operations, such qualification is not necessary.

         (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         3.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Whittington and Bourgeois of the Employment Agreements, and the Sellers' Releases(collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers that are a party to each such document, enforceable against Sellers that are a party to each such document, in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.


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

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Excluding any consent which may be required under master service agreements and except as set forth in Part 3.2 of the Disclosure Letter, neither Sellers or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         (c) Sellers are acquiring the Promissory Notes for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Whittington and Bourgeois are "accredited investors" as such term is defined in Rule 501(a) under the Securities Act.

         3.3      CAPITALIZATION

         The authorized equity securities of the Company consist of 300,000 shares of common stock, par value $1.00 per share, of which 8,333 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Whittington owns 1,100 of the Shares, Bourgeois owns 2,083 of the Shares and Whittington Co. owns 5,150 of the Shares. Except for a reference to stock transfer restrictions contained in a shareholder's agreement that is now terminated in all respects, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the agreement dated as of July 6, 2000, by and between the Company and certain shareholders of the Company, which has been terminated in all respects prior to Closing, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. Except for the agreement set forth above (which agreement has been terminated prior to Closing), the Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4      FINANCIAL STATEMENTS

         Sellers have delivered to Buyer: (a) audited balance sheet of the Company as at December 31, 2004 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in stockholders' equity, and cash flow for the period then ended together with the report thereon of Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, and (b) an unaudited balance sheet of the Company as at February 28, 2005 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the 2 months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than the Company is required by GAAP to be included in the consolidated financial statements of the Company.

         3.5      BOOKS AND RECORDS

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.6      TITLE TO PROPERTIES; ENCUMBRANCES

         Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real (or immovable) property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such property or interests. The Company own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the Facility owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (iii) recorded easements and servitudes. All buildings, plants, and structures owned or leased by the Company lies wholly within the boundaries of the real property owned or leased by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         3.7      CONDITION AND SUFFICIENCY OF ASSETS

         The buildings, plants, structures, and equipment of the Company is structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The building, plants, structures, and equipment of the Company is sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing, provided, however, (i) the Sellers have advised Buyer that the real property leased to Company (as defined in Part 3.6 of the Disclosure Letter) is scheduled to expire on June 30, 2005 and is inadequate to serve the operational needs of the Company on an ongoing basis, and (ii) the Sellers have advised Buyer that twenty five joints of 3 1/2" drill pipe was returned to Company in an unusable condition, and Buyer requested that the Company retain the pipe for re-stubbing by Buyer (at Buyer's and/or Company's sole expense).

         3.8      ACCOUNTS RECEIVABLE

         All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9      INVENTORY

         All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis.

         3.10     NO UNDISCLOSED LIABILITIES

         Except as set forth in Part 3.10 of the Disclosure Letter, the Company have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. The Company has paid off in full the notes to Whittington in the amount of $664,000 prior to Closing, and no further disclosure concerning this matter is necessary in this Agreement and/or in the Disclosure Letter.

         3.11     TAXES

         (a) The Company has filed or caused to be filed (on a timely basis since 2000) all Tax Returns that are or were required to be filed by or with respect the Company, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since 2001. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

         (b) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since 2000, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Sellers or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not, or within the five-year period preceding the Closing Date has been, an "S" corporation.

         3.12     NO MATERIAL ADVERSE CHANGE

         Excluding all matters disclosed pursuant to the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, except for the payment of the notes to Whittington referenced in Section 3.10 above, no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13     EMPLOYEE BENEFITS

         (a) As used in this Section 3.13, the following terms have the meanings set forth below:

         "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

         "COMPANY PLAN" means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

         "ERISA AFFILIATE" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC ss. 414.

         "MULTI-EMPLOYER PLAN" has the meaning given in ERISA ss. 3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN" has the meaning given in ERISA ss. 3(2)(A).

         "PLAN" has the meaning given in ERISA ss. 3(3).

         "PLAN SPONSOR" has the meaning given in ERISA ss. 3(16)(B).

         "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC ss. 401(a).

         "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

         "WELFARE PLAN" has the meaning given in ERISA ss. 3(1).

         (b) (i) Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                  (ii) Part 3.13(ii) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                  (iii) Part 3.13(iii) of the Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's other ERISA Affiliates, calculated according to information made available pursuant to ERISA ss. 4221(e).

                  (iv) Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

                  (v) Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

         (c) Sellers have delivered to Buyer, or will deliver to Buyer within ten days of the date of this Agreement:

                  (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                  (ii) all personnel, payroll, and employment manuals and policies;

                  (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                  (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                  (v) all registration statements filed with respect to any Company Plan;

                  (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

                  (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                  (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                  (ix) all notifications to employees of their rights under ERISA ss. 601 et seq. and IRC ss. 4980B;

                  (x) the Form 5500 filed in each of the most recent three plan years, including all schedules thereto and the opinions of independent accountants;

                  (xi) all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                  (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the four years preceding the date of this Agreement;

                  (xiii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

                  (xiv) with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

         (d) Except as set forth in Part 3.13(vi) of the Disclosure Letter:

                  (i) The Company has performed all of its respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                  (ii) No material statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer.

                  (iii) The Company, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this
         Section 3.13, and with any applicable collective bargaining agreement.

                           (A) No transaction prohibited by ERISA ss. 406 and no
                  "prohibited transaction" under IRC ss. 4975(c) have occurred with respect to any Company Plan.

                           (B) Neither Sellers or the Company have any liability
                  to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                           (C) Neither Sellers or the Company have any liability
                  to the PBGC with respect to any Plan or has any liability under ERISA ss. 502 or ss. 4071.

                           (D) All filings required by ERISA and the IRC as to
                  each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                           (E) All contributions and payments made or accrued
                  with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                  (iv) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan (except for full vesting that may be required by IRC ss. 411 upon Plan termination with respect to Plans qualified under IRC ss. 401(a) and except for distributions of benefits made upon Plan termination with respect to Plans qualified under IRC ss. 401(a)).

                  (v) Since January 1, 2004, there has been no establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

                  (vi) No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                  (vii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Sellers' Knowledge, is Threatened.

                  (viii) No Company Plan is a stock bonus, pension, or profit-sharing plan within the meaning of IRC ss. 401(a).

                  (ix) Each Qualified Plan of the Company is in material compliance with IRC ss. 401(a) in form and operation; each trust for each such Plan is exempt from federal income tax under IRC ss. 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                  (x) The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA ss. 302 and IRC ss. 402.

                  (xi) No Company Plan is subject to Title IV of ERISA.

                  (xii) The Company has paid all amounts due to the PBGC pursuant to ERISA ss. 4007.

                  (xiii) Neither the Company or any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA ss. 4062(e), ss. 4063, or ss. 4064.

                  (xiv) Neither the Company or any ERISA Affiliate of the Company has filed a notice of intent to terminate any Title IV Plan or has adopted any amendment to treat a Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA ss. 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                  (xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA ss. 307 or IRC ss. 401(a)(29).

                  (xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                  (xvii) The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                  (xviii) Since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA ss. 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

                  (xiv) No reportable event (as defined in ERISA ss. 4043 and in regulations issued thereunder) has occurred.

                  (xx) Neither Sellers or the Company have Knowledge of any facts or circumstances that may give rise to any liability of any Seller or the Company to the PBGC under Title IV of ERISA.

                  (xxi) Neither the Company or any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                  (xxii) Neither the Company or any ERISA Affiliate of the Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of the Company or Buyer to a Multi-Employer Plan.

                  (xxiii) Neither the Company or any ERISA Affiliate of the Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                  (xxiv) No Multi-Employer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                  (xxv) Except to the extent required under ERISA ss. 601 et seq. and IRC ss. 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                  (xxvi) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

                  (xxii) Sellers and the Company have complied with the provisions of ERISA ss. 601 et seq. and IRC ss. 4980B.

                  (xxviii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC ss. 280G or ss. 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                  (xxiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS

         (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 2004 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) the Company has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in
Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 2004 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
         Part 3.14 of the Disclosure Letter;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part
         3.14 of the Disclosure Letter;

                  (iii) the Company has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.15     LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

         (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (iii) to the Knowledge of Sellers and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 2004 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) the Company has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $50,000.00;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000.00;

         (i) material change in the accounting methods used by the Company; or

         (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.17     CONTRACTS; NO DEFAULTS

         (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $25,000.00.

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $25,000.00.

                  (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $25,000.00.

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000.00 and with terms of less than one year);

                  (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (xii) each Applicable Contract for capital expenditures in excess of $25,000.00;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

         (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

                  (i) neither Seller (and no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by the Company; and

                  (ii) to the Knowledge of Sellers and the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect, there is no existing default thereunder, and is valid and enforceable in accordance with its terms.

         (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

         (e) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18     INSURANCE

         (a) Sellers have delivered to Buyer:

                  (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the 2 years preceding the date of this Agreement;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b) Part 3.18(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) excluding employee benefit plans, all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 2 preceding policy years:

                  (i) a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000.00, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type of
                  insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim.

         (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

                  (i) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company:

                           (A) are valid, outstanding, and enforceable;

                           (B) to the Knowledge of Sellers, are issued by an
                  insurer that is financially sound and reputable;

                           (C) taken together, provide adequate insurance
                  coverage for the assets and the operations of the Company;

                           (D) are sufficient for compliance with all Legal
                  Requirements and Contracts to which the Company is a party or by which any of them is bound;

                           (E) do not provide for any retrospective premium
                  adjustment or other experienced-based liability on the part of the Company.

                  (ii) Neither Sellers or the Company have received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.19     ENVIRONMENTAL MATTERS

         Except as set forth in part 3.19 of the Disclosure Letter:

         (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Sellers or the Company have any basis to expect, nor has any of them or any other Person for whose conduct they are responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

         (c) Neither Sellers or the Company have Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed the Company, or any other Person for whose conduct they are responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) Neither Sellers or the Company, or any other Person for whose conduct they are responsible, have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (e) There are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of Sellers, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Sellers or the Company, any other Person for whose conduct they are responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

         (f) There has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or to the Knowledge of Sellers and the Company any geologically or hydrologically adjoining property, whether by Sellers, the Company or any other Person.

         (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers or the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         3.20     EMPLOYEES

         (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2004; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

         (b) Except (an only to the extent applicable) as set forth in Section 3.22(h) below, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

         (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21     LABOR RELATIONS; COMPLIANCE

         Since January 1, 2004, the Company has not been or is a party to any collective bargaining or other labor Contract. Since January 1, 2004, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22     INTELLECTUAL PROPERTY

         (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" includes:

                  (i) the name "Delta Rental Service, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); and

                  (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by the Company as licensee or licensor.

         (b) AGREEMENTS--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500.00 under which the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

         (c) KNOW-HOW NECESSARY FOR THE BUSINESS

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment (except as set forth in Part 3.22(b) of the Disclosure Letter) to a third party all of the Intellectual Property Assets.

                  (ii) No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Company.

         (d) PATENT

                  (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                  (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

                  (iv) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or to Sellers' Knowledge is alleged to infringe any patent or other proprietary right of any other Person.

         (e) TRADEMARKS

                  (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                  (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                  (iv) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                  (v) No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or to Sellers' Knowledge is alleged to infringe any trade name, trademark, or service mark of any third party.

         (f) COPYRIGHTS

                  (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                  (iii) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or to Sellers' Knowledge is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                  (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

         (g) TRADE SECRETS

                  (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                  (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         (h) EXCLUSION. Whittington invented a spool and/or preventor lifting device, which device is not subject to a patent and/or patent application. The said device and invention is not owned by the Company and upon completion of the Contemplated Transactions shall not be owned by the Company. The parties agree that no further disclosure pertaining to this matter is necessary. Further, the parties agree, and Buyer shall cause Company to agree, that the said device and invention shall not be subject to the Employment Agreement between Company and Whittington. In addition, the Company does not owe Whittington any royalties on or related to such spool and/or preventor lifting device or utilize such device in its product line.

         3.23     CERTAIN PAYMENTS

         Since January 1, 2004, neither the Company or director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.24     DISCLOSURE

         (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         (c) Excluding the proviso contained in Section 3.7 above, there is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

         3.25     RELATIONSHIPS WITH RELATED PERSONS

         Except for Whittington's co-ownership (with Bobby Lee Dunn, a former shareholder of the Company) of immovable property leased to the Company, no Seller or any Related Person of Sellers or the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. No Seller or any Related Person of Sellers or the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or the Company is a party to any Contract with, or has any claim or right against, the Company.

         3.26     BROKERS OR FINDERS

         Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.27     INVESTMENT INTENT AND INVESTIGATION

         Whittington and Bourgeois are acquiring the shares of common stock, $.01 par value, of the Buyer ("Buyer Stock") for their own accounts for investment and not with a view to, or for resale in connection with, any "distribution" thereof for purposes of the Securities Act. Whittington and Bourgeois are "accredited investors" as such term is defined in Regulation D under the Securities Act. Whittington and Bourgeois acknowledge that the shares of Buyer Stock shall be "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act, will contain a transfer restriction legend and may only be resold pursuant to an effective registration statement filed with the SEC under the Securities Act, or pursuant to Rule 144 or another valid exemption from the registration requirements of the Securities Act as established by an opinion of counsel reasonably acceptable to the Buyer. Whittington and Bourgeois have been given full access by the Buyer to all information concerning the business and financial condition, properties, operations and prospects of the Buyer that Whittington and Bourgeois have deemed relevant in connection with the issuance of the shares of Buyer Stock to them. By reason of Whittington's and Bourgeois' knowledge and experience in financial and business matters in general, Whittington and Bourgeois are capable of evaluating the merits and risks of making the investment in the shares of Buyer Stock and are able to bear the economic risk of the investment (including a complete loss of its investment in the shares of Buyer Stock). Whittington and Bourgeois acknowledge that the Buyer files reports with the Securities and Exchange Commission that are publicly available, and has provided Whittington and Bourgeois with an Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and a Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

         3.28.    NO OTHER REPRESENTATIONS

         Sellers are not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement and the other documents executed in connection herewith.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2      AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements and the Promissory Notes (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      CAPITALIZATION

         (a) The authorized capital stock of Buyer consists of 20,000,000 shares of common stock, par value $.01 per share, 13,629,687 shares of which have been validly issued and are outstanding as of the date hereof (and such shares are fully paid and non-assessable), and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding as of the date hereof. In addition, as of March 31, 2005, there are approximately 3,375,198 shares of Common Stock reserved for issuance through options and warrants on behalf of the Company.

         (b) All certificates representing shares of Buyer Stock to be issued to the Sellers shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERRED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT OR AN OPINION OF COUNSEL TO THE CORPORATION IS DELIVERED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION".

All certificates representing such shares of Buyer Stock above will be subject to a stop transfer order with the Buyer's transfer agent that restricts the transfer of such shares except in compliance with applicable law.

         4.4      INVESTMENT INTENT

         Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.5      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.6      BROKERS OR FINDERS

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.7      ACCOUNTS RECEIVABLE

         In the event Buyer asserts a breach of Section 3.8 and a claim for indemnity against Sellers for an unpaid Accounts Receivable of the Company, Buyer agrees to cause the Company to assign such unpaid Accounts Receivable to Sellers upon Sellers payment of said claim to Buyer.

         4.8      NO KNOWN BREACHES

         Buyer has no knowledge that Sellers' representations and warranties in this Agreement are untrue, and Buyer shall not be able to make any indemnity claim pursuant to Section 10 hereof with respect to any matters constituting a breach of Section 4.8.

         4.9      INSURANCE OF COMPANY.

         Buyer shall include effective as of 12:01 a.m. on April 1, 2005, the Company and its assets on its general liability, auto, property and workers compensation insurance for ten (10) days or until the Company is able to reinstate the insurance, whichever occurs first. In the event that the Buyer fails to provide such insurance for any reason, Buyer hereby agrees to hold the Company and its stockholders, officers and directors harmless from and indemnify them against any and all claims that would have been covered by such insurance.

5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         5.1      ACCURACY OF REPRESENTATIONS

         (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Closing Date.

         (b) Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the Closing Date.

         5.2      SELLERS' PERFORMANCE

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered.

         5.3      CONSENTS

         The consent of Whittington, Janell Dugas Whittington and Bobby Lee Dunn as lessors under Act of Lease dated March 9, 1992, as amended by Agreement dated July 6, 2000 has been obtained and is in full force and effect.

         5.4      ADDITIONAL DOCUMENTS

         Each of the following documents must have been delivered to Buyer:

         (a) an opinion of Liskow & Lewis, dated the Closing Date, in the form of Exhibit 7.4(a);

         (b) estoppel certificates executed on behalf of Whittington and Bobby Lee Dunn, dated as of a date not more than 5 days prior to the Closing Date, each in the form of Exhibit 7.4(b); and

         (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 6.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 5, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         5.5      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         5.6      NO PROHIBITION

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

6.       CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         6.1      ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the Closing Date.

         6.2      BUYER'S PERFORMANCE

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

         6.3      CONSENTS

         Each of the Consents identified in Part 4.2of the Disclosure Letter must have been obtained and must be in full force and effect.

         6.4      ADDITIONAL DOCUMENTS

         Buyer must have caused the following documents to be delivered to
Sellers: such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or
(iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

7.       TERMINATION

         7.1      TERMINATION EVENTS

         This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) by Buyer if any of the conditions in Section 5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 6 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c) by mutual consent of Buyer and Sellers; or

         (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 1, 2005, or such later date as the parties may agree upon.

         7.2      EFFECT OF TERMINATION

         Each party's right of termination under Section7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections9.1 and9.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; provided, further, none of the parties to this Agreement shall be entitled to punitive, multiple or exemplary damages.

8.       INDEMNIFICATION; REMEDIES

         8.1      SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(iv), the Schedules attached to this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         8.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY WHITTINGTON AND
                  BOURGEOIS

         Whittington and Bourgeois, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including reasonable costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, , or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

         (c) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

         (d) any matter disclosed in Parts 3.10, 3.13 (regarding the Qualified Profit Sharing Plan for the Company), 3.16(c), and 3.19 of the Disclosure Letter provided, however, the Buyer acknowledges that the disclosures made in Parts 3.10, 3.13 (regarding the termination of the Qualified Profit Sharing Plan) and 3.16(c) are matters that Sellers and the Company have undertaken prior to Closing and Buyer agrees (and will cause the Company to agree) not to challenge any of such actions; or

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 8.2 are Buyer's (and the other Indemnified Persons) exclusive remedies against Sellers. The liability of Whittington and Bourgeois pursuant to Section 10.2 shall be in accordance with the following percentages: Whittington 75% and Bourgeois 25%. Whittington and Bourgeois' liability hereunder shall be severally, not jointly and severally, and/or solidarily to Buyer.

         8.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY WHITTINGTON AND BOURGEOIS -- ENVIRONMENTAL MATTERS

         In addition to the provisions of Section 8.2, Whittington and Bourgeois, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or
(B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or allegedly present on or before the Closing Date on or at the Facilities (or present or allegedly present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or allegedly present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.3. The procedure described in Section 8.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.3. The liability of Whittington and Bourgeois pursuant to this Section 8.3 shall be in accordance with the percentages set forth in Section 8.2 above, and Buyer understands that such liability is severally, not jointly and severally, and/or solidarily.

         8.4      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

         Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or (d) any claim based on Buyer's operation of the Company after the Closing Date.

         8.5      TIME LIMITATIONS

         (a) Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, and 3.19, unless on or before March 31, 2006, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, or 3.19, may be made at any time prior to the expiration of the applicable prescriptive period or statute of limitations for such claim.

         (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before March 31, 2006, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         8.6      LIMITATIONS ON AMOUNT--SELLERS

         (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a), (b), (c), and (e) of
Section 8.2 until the total of all Damages with respect to such matters exceeds $100,000.00, but then for all Damages. In no event shall the aggregate indemnification to be provided by Sellers pursuant to the matters described in clauses (a), (b), (c), and (e) of Section 8.2 exceed $3,250,000. In addition, Buyer agrees that Sellers' liability (for indemnification or otherwise) shall be reduced (on a dollar for dollar basis) by the insurance proceeds actually received by Buyer or the Company for a claim and/or Damages that relates specifically to a claim for indemnification from Sellers.

         (b) Sellers agree to pay all Damages and defend at Sellers' cost the matters described in clause (d) of Section 8.2 hereof, and to pay to Buyer in cash any Damages for which Buyer may be entitled pursuant to Section 8.2(d).

         (c) However, this Section 8.6 will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation.

         8.7      LIMITATIONS ON AMOUNT--BUYER

         Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section8.4 until the total of all Damages with respect to such matters exceeds $100,000.00, but then for all Damages. In no event shall the aggregate indemnification to be provided by Buyer pursuant to the matter described in Section 8.4 exceed $3,250,000. However, this Section 8.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.


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

         8.8      RIGHT OF SET-OFF

         Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable under the Promissory Notes. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Notes. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. In the event any such set-off is later determined to be improper, Buyer agrees to immediately pay (if the Promissory Notes have matured) to Sellers, the amount of such set-off plus all accrued interest.

         8.9      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party under Section8.2,8.4, or (to the extent provided in the last sentence of Section8.3) Section8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section8.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         8.10     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

9.       GENERAL PROVISIONS

         9.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         9.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         9.3      CONFIDENTIALITY

         Buyer and Sellers have previously executed that certain Confidentiality Agreement dated as of December 2004, which is hereby incorporated by reference, and all obligations thereunder upon Closing will thereby merge into this Agreement.

         9.4      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         SELLERS:          Thomas A. Whittington, Sr.
                           101 Ruthwood Drive
                           Lafayette, Louisiana   70503

                           Werlyn R. Bourgeois
                           511 Kensington Drive
                           Lafayette, Louisiana  70508

                           SAM and D, LLC
                           101 Ruthwood Drive
                           Lafayette, Louisiana   70503

         WITH A COPY TO:   Liskow & Lewis
                           822 Harding Street
                           Lafayette, Louisiana  70503
                           Attention:  Billy J. Domingue
                           Facsimile No.:  (337) 267-2398

         BUYER:            Allis-Chalmers Energy Inc.
                           5075 Westheimer, Suite 890
                           Houston, Texas  77056
                           Attention: Victor M. Perez, Chief Financial Officer Theodore F. Pound III, General Counsel
                           Facsimile No.:   (713) 369-0555

         9.5      JURISDICTION; SERVICE OF PROCESS

         Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Louisiana, Parish of Lafayette or if it has or can acquire jurisdiction, in the United States District Court of Louisiana, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         9.6      FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         9.7      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         9.8      ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter (excluding the Confidentiality Agreement, as Amended by the First Amendment to Letter Agreement between Buyer and Sellers dated October 25, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.


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

         9.9      DISCLOSURE LETTER

         In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         9.10     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         9.11     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.12     SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         9.13     TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


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

         9.14     GOVERNING LAW

         This Agreement will be governed by the laws of the State of Louisiana without regard to conflicts of laws principles.

         9.15     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


            [The remainder of this page is left intentionally blank.]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                  ALLIS-CHALMERS  ENERGY INC.,
                                        A DELAWARE CORPORATION


                                        By: /s/ Munawar H. Hidayatallah
                                            ------------------------------------
                                            Munawar H. Hidayatallah
                                            Chairman and Chief Executive Officer

SELLERS:


                                        /s/ Thomas A. Whittington, Sr.
                                        ----------------------------------------
                                        THOMAS A. WHITTINGTON, SR.


                                        /s/ Werlyn R. Bourgeois
                                        ----------------------------------------
                                        WERLYN R. BOURGEOIS


                                        SAM AND D, LLC,
                                        A LOUISIANA LIMITED LIABILITY COMPANY


                                        By: /s/ Thomas A. Whittington, Sr.
                                            ------------------------------------
                                            Thomas A. Whittington, Sr., Manager


                               CONSENT BY SPOUSES

         The undersigned spouses of Sellers that are individuals hereby consent to all of the terms and conditions of the foregoing Agreement. Kathleen Pyznski Bourgeois is consenting hereto, but she acknowledges by execution hereof that the Shares owned by Werlyn Bourgeois is his separate property.


                                        /s/ Janell D. Whittington
                                        ----------------------------------------
                                        Janell D. Whittington


                                        /s/ Kathleen Pyznski Bourgeois
                                        ----------------------------------------
                                        Kathleen Pyznski Bourgeois



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